SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                          ----------------------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 3 )1

                         MDSI Mobile Data Solutions Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                           Common Shares, no par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    55268N100
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the Appropriate box to designate the rule pursuant to which this schedule is filed:

|_|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|X|      Rule 13d-1(d)


----------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 55268N100                                            Page 2 of 5 Pages
-------------------                                            -----------------


------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              Erik Dysthe

              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
              Not Applicable
------------- -----------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                       (b) |X|

------------- -----------------------------------------------------------------

     3        SEC USE ONLY

------------- -----------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION
              Canada

------------------ -------- ---------------------------------------------------
                      5     SOLE VOTING POWER
    NUMBER OF               531,526
     SHARES        -------- ---------------------------------------------------
     SHARES           6     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY       -------- ---------------------------------------------------
      EACH            7     SOLE DISPOSITIVE POWER
   REPORTING                531,526
   PERSON WITH     -------- ---------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
------------------ -------- ---------------------------------------------------

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              531,526
------------- -----------------------------------------------------------------

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                    SHARES*                                                [ ]

------------- -----------------------------------------------------------------

     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              7.5%
------------- -----------------------------------------------------------------

     12       TYPE OF REPORTING PERSON*
              IN
------------- -----------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55268N100                                            Page 3 of 5 Pages
-------------------                                            -----------------


Item 1  (a).  Name of Issuer:

MDSI Mobile Data Solutions Inc.

Item 1  (b).  Address of Issuer's Principal Executive Offices:

10271 Shellbridge Way
Richmond, British Columbia
Canada V6X 2W8

Item 2  (a).  Name of Person Filing:

Erik Dysthe

Item 2  (b).  Address of Principal Business Office or, if None, Residence:

Same as item 1(b) above

Item 2  (c).  Citizenship:

Canada

Item 2  (d).  Title of Class of Securities:

Common Shares, no par value

Item 2  (e).  CUSIP Number:

55268N100

Item 3.   If this statement is filed pursuant to Rules 13d-1(b),  or 13d-2(b) or
          (c), check whether the person filing is a:

          (a)  [ ]  Broker or dealer registered under Section 15 of the Act;

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act;

          (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act;

          (d)  [ ]  Investment   Company  registered  under  Section  8  of  the
                    Investment Company Act;

          (e)  [ ] Investment     adviser    in     accordance     with    Rule
                   13d-1(b)(1)(ii)(E);

          (f) [ ] Employee benefit plan or endowment plan in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] Parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940:

          (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(j).

[ ] If this statement is filed pursuant to Rule 13d-1(c), check this box.

CUSIP No. 55268N100                                            Page 4 of 5 Pages
-------------------                                            -----------------


Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.

     (a) Amount beneficially owned:

          531,526

     (b) Percent of class:

          7.5%

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote

               531,526

          (ii) Shared power to vote or to direct the vote

               0

          (iii) Sole power to dispose or to direct the disposition of

               531,526

          (iv) Shared power to dispose or to direct the disposition of

               0

Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class.

          If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable

Item 8.   Identification and Classification of Members of the Group.

          Note.   If  a  group  has  filed  this   schedule   pursuant  to  Rule
          13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of

CUSIP No. 55268N100                                            Page 5 of 5 Pages
-------------------                                            -----------------


          the group. If a group has filed this schedule pursuant to Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9.   Notice of Dissolution of Group.

          Not applicable

Item 10.  Certification.

          Not applicable


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    February 12, 1999
                                       -----------------------------------------
                                                        (Date)

                                                  /s/ Erik Dysthe
                                       -----------------------------------------
                                                     (Signature)


                                       Erik Dysthe / Chief Executive Officer
                                       -----------------------------------------
                                                     (Name/Title)